Exhibit 99.1

News Release

MEDIA CONTACT:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Announces Retirements

of Cardin and Nichol from Board of Directors

DALLAS (February 9, 2011)—Atmos Energy Corporation announced today that Richard W. Cardin and Phillip E. Nichol have retired from the company’s board of directors, effective after the company’s annual meeting of shareholders held on February 9.

Cardin joined the board of directors in 1997 and served as chairman of its Audit Committee from 2009 to 2011, as well as a member of the Executive and Nominating and Corporate Governance Committees. Cardin retired from Arthur Andersen, LLP in 1995, having served as managing partner in the Chattanooga and Nashville, Tennessee offices from 1969 to 1994. The board has benefited greatly from Mr. Cardin’s professional background and outside board service as well as his leadership experience in public accounting, auditing and financial reporting matters as chairman of the audit committees of Atmos Energy, United States Lime and Mineral, Inc. and Integraph Corporation.

Nichol served on the company’s board of directors since 1985 and as chairman of the board’s Nominating and Corporate Governance Committee since 1985. Additionally, he served as a member of the board’s Executive, Human Resources and Work Session/Annual Meeting Committees. Nichol is the retired Senior Vice President of Central Division Staff at UBS PaineWebber, Incorporated and provided significant expertise gained from his management positions at UBS PaineWebber and Kidder Peabody, his experience in the financial services industry and his leadership in corporate governance as chairman of the Nominating and Corporate Governance Committee.

“Dick Cardin and Phil Nichol have been dedicated members of our board and have provided superb leadership, invaluable counsel and steady guidance during periods of significant change for our company,” said Bob Best, executive chairman of Atmos Energy.

“They have invested considerable time, effort and energy to ensure a thorough understanding of the company’s operations and financial condition, and have contributed a clear vision and strategic direction for our growth,” Best said. “We are sincerely grateful and appreciate their many contributions as well as their friendship and support. We wish them the best.”

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving more than 3 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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